EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Heat Biologics, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-224039 and No. 333-234105), Form S3 (No. 333-214868 and No. 333-221201) and Form S-8 (No. 333-193453, No. 333-196763, No. 333-207108, No. 333-213133, No. 333-219238, No. 333-227699, No. 333-233352 and No. 333-237137) of Heat Biologics, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding Heat Biologics, Inc.'s ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP

Raleigh, NC

March 30, 2020